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Exhibit 10.43

SEPARATION AGREEMENT AND GENERAL RELEASE

        THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into as of May 1, 2004, by and between Carol Hannah ("Employee") on the one hand, and Herbalife International, Inc. and Herbalife International of America, Inc. (collectively, the "Company") on the other hand. Employee and the Company are referred to herein collectively as the "Parties."

R E C I T A L S

        WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of March 10, 2003, by and between Employee and the Company (the "Employment Agreement");

        WHEREAS, Employee is a party to that certain Shareholders' Agreement, dated as of July 31, 2002, by and among WH Holdings (Cayman Islands) Ltd. and certain of its shareholders (the "Shareholders Agreement");

        WHEREAS, Employee is a party to that certain Side Letter Agreement, dated as of March 10, 2003, by and among WH Holdings (Cayman Islands) Ltd., Brian Kane, Employee, and certain shareholders of WH Holdings (Cayman Islands) Ltd. (the "Side Letter Agreement");

        WHEREAS, Employee is a party to that certain Non-Statutory Stock Option Agreement, dated as of March 10, 2003, by and between WH Holdings (Cayman Islands) Ltd. and Employee (the "Non-Statutory Stock Option Agreement");

        WHEREAS, Employee desires to retire from her employment with the Company, the Company wishes to provide for an amicable separation of such employment and for a consulting agreement with Employee,

        WHEREAS, the Parties wish to provide for a customary mutual general release with respect to any disputes or claims which may exist between the Parties.

AGREEMENTS

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

        1.    Employment Agreement; Consulting Agreement.

          a)    The Parties agree that Employee shall remain employed pursuant to the Employment Agreement through June 30, 2004, but that from and after May 1, 2004 Employee shall no longer be required to render her normal services for the Company pursuant to the Employment Agreement or any other agreement; provided, however, that Employee shall be available on the Company's reasonable request to provide advice and counsel not to exceed twenty (20) hours per month.

          b)    Employee will remain bound by Sections 5, 6, and 7 of the Employment Agreement, a copy of which is attached hereto as Exhibit 1, to the extent provided in such sections.

          c)     Concurrently with the execution and delivery of this Agreement, Employee and Company shall enter into a consulting agreement (the "Consulting Agreement"), a copy of which is attached hereto as Exhibit 2.

        2.    Shareholders' Agreement.

          a)    Except as expressly provided herein, this Agreement is not intended to and shall not affect the rights and obligations of the parties pursuant to the Shareholders' Agreement, nor pursuant to the Side Letter Agreement which made certain modifications to the Shareholders' Agreement with respect to certain Purchased Shares (as defined in the Side Letter Agreement).

          b)    The Parties acknowledge and agree that Employee's employment with the Company is being terminated at Employee's request due to her "Retirement" within the meaning of Section 3(d) of the Non-Statutory Stock Option Agreement.

        3.    Non Statutory Stock Option Agreement.

        Except as expressly provided herein, this Agreement is not intended to and shall not affect the rights and obligations of the parties pursuant to the Non-Statutory Stock Option Agreement.

        4.    Confidentiality and Non-Disparagement.

          a)    Employee agrees and promises not to disclose the substance, contents, amounts or terms of this Agreement, except to Employee's legal, tax or financial advisors, Employee's immediate family or in response to an inquiry by federal or state tax authorities or other agencies. In the event Employee reveals any material terms of this Agreement as permitted in this Paragraph 4(a), said person or persons to whom such information is disclosed shall be instructed that this is a private agreement and that the terms of this Agreement may not be revealed to any other person for any reason whatsoever. Employee acknowledges that her promises of confidentiality, as set forth herein, are material and essential consideration for the Company's promises and agreements herein.

          b)    Employee agrees not to make any public statement, remark or comment regarding the Company and its Affiliates and its and their employees, directors, officers, distributors, or shareholders, or its or their products or services, other than the substance of the following: "I have decided to retire after 24 years with the Company. I have enjoyed my years and wish the Company, its employees and distributors the best success in the future."

          c)     The Company and its Affiliates agree not to make any public statement, remark or comment regarding the Employee other than the substance of the following: "Carol has been a valuable employee for over 24 years. She has decided to retire and the Company thanks her for her years of dedicated service and wishes her well."

          d)    Nothing in this Agreement shall prevent the Parties from: (i) disclosing information or documents in response to a compelled process of law, including, without limitation, production in response to any subpoena or in response to a discovery request issued in any administrative or legal proceeding in which one of the Parties is a party; provided, however, that to the extent Employee is the subject of any such discovery request or subpoena, Employee will immediately notify the Company's legal department, for the purpose of allowing the Company to assert its rights to confidentiality under this Agreement and/or the law; (ii) responding truthfully to any inquiry initiated by a government agency or entity; (iii) disclosing information in proceedings to enforce the terms of this Agreement; (iv) disclosing information necessary to prosecute or defend actions in which one of the Parties is a named party; or (v) testifying truthfully or providing truthful information under oath in any legal, administrative or other proceeding.

        5.    Release.

          a)    Subject to Paragraph 5(c), for and in consideration of the promises and commitments set forth herein, Employee on behalf of herself, her heirs, assigns and successors, covenants not to sue as to claims released herein, and fully releases and discharges the Company and its and their parent(s), affiliates, successors, divisions, assigns, distributors, subsidiaries, together with its or their past and present directors, officers, agents, representatives, consultants, insurers, attorneys, current and previous employees, and shareholders (collectively, "Employer Released Parties"), from any and all claims, liabilities, demands, rights, liens, agreements, contracts, covenants, actions, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, liabilities and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Employee may have or claim to have against the Employer Released Parties prior to the date of execution of this Agreement, including, without limitation, any and all rights and claims based on, arising out of, or in connection with Employee's employment or separation of employment with or services for the Company, claims arising out of the Employment Agreement, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Employer Released Parties, committed or omitted prior to the date of this Agreement. This release includes, but is not limited to, any and all rights and claims whether based on contract (implied or express) or any federal, state or local law, statute or regulation (collectively, the "Released Claims"). By way of example, and not in limitation of the foregoing, the Released Claims shall include any claims based upon or related to federal or state discrimination laws, the Age Discrimination in Employment Act, the California Labor Code, any and all tort claims, including, without limitation, negligence, retaliation, violation of public policy, intentional or negligent infliction of emotional distress, discrimination, harassment, wrongful termination, invasion of privacy or defamation.

          b)    For and in consideration of Employee's commitments and promises, the Company, on behalf of itself, its parent and subsidiary corporations, and its affiliates, successors and assigns, covenants not to sue as to any claims released by this Agreement and fully releases and discharges Employee and her heirs, successors, assigns, representatives and her estate (collectively, the "Employee Releasees"), from any and all claims, liabilities, demands, rights, liens, agreements, contracts, covenants, actions, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, liabilities, and causes of action, known or unknown, which the Company may have or claim to have against the Employee Releasees prior to the date of the execution of this Agreement, including, without limitation, any and all rights and claims arising out of Employee's employment or separation of employment with the Company, claims arising under the Employment Agreement or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Employee Releasees, committed or omitted prior to the date of the Agreement, including, without limitation, any and all rights and claims whether based on tort, contract (implied or express) or any federal, state or local law, statute or regulation (collectively, the "Company Claims"). By way of example, and not in limitation of the foregoing, the Company Claims shall include any claims for breach of contract or breach of fiduciary duty and any and all tort claims including, without limitation, negligence or defamation.

          c)     The Released Claims and the Company Claims shall be collectively referred to herein as the "Released Matters." Notwithstanding the foregoing, the Parties expressly agree that nothing in this Agreement shall be deemed a waiver or release of the following: (i) claims by either Party to enforce the terms of this Agreement or the Consulting Agreement, (ii) claims for reimbursement or payment from any Company health, vision or medical plan or other employee benefit plan in which Employee and/or her family members have participated, and (iii) Employee's rights under Section 18 of the Employment Agreement.

          d)    Except for the obligations created by or arising from this Agreement and the claims identified in Paragraph 5(c) above, the Parties understand that this is a full and final release covering all unknown and unanticipated injuries, debts, claims, or damages to either the Employer

  Released Parties or the Employee Releasees which may have arisen or may arise in connection with any act or omission by the parties released herein prior to the date of execution of this Agreement. For that reason, the Parties waive any and all rights or benefits which they may have pursuant to Section 1542 of the California Civil Code, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          e)    Except as otherwise specifically set forth in this Agreement, the Parties waive any and all rights they have or may have under California Civil Code Section 1542, and/or any similar provision of law or successor statute to it, with respect to the Released Matters. In connection with this waiver, the Parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the subject matter of this Agreement. Nevertheless, the Parties intend by this Agreement, and with and upon the advice of their own independently selected counsel and/or other qualified representative, to release fully, finally and forever all Released Matters under this Agreement. In furtherance of such intention, the releases set forth in this Agreement shall be and shall remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different claims or facts relevant hereto.

          f)     Pursuant to the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has been provided a full and ample opportunity to study it; (c) Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement; (d) Employee has been advised that Employee has twenty-one (21) days from the date this Agreement is presented to her in which to consider this Agreement and whether Employee will enter into it; (e) Employee has seven (7) days following her execution of this Agreement to revoke the Agreement by physical delivery of timely notice of her revocation to the General Counsel of the Company ("Revocation Period"); (f) Employee is waiving rights Employee may have under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et. seq.; (g) Employee is receiving consideration for this waiver beyond that to which Employee is otherwise entitled; and (h) Employee is signing this Agreement voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims. Any revocation shall be considered timely only if it is received by the General Counsel of the Company by 5:00 p.m. on the seventh (7th) day following the date upon which Employee executes this Agreement. To the extent Employee revokes this Agreement pursuant to this Paragraph 5(f), this Agreement is void, and the Company will have no obligation or responsibilities to Employee under this Agreement.

        6.    Further Agreements and Representations.

          a)    The Parties represent and warrant that they have not filed or initiated any action, claim, charge, complaint or suit of any kind against one another and, in Employee's case, against any Employer Released Party, and the Parties further agree that they will not file or initiate any claim, action, charge, complaint or suit of any kind against one another based on any claims released herein. The Parties agree that they will not voluntarily assist, encourage, or cooperate with any other person in instituting or prosecuting any claim or action against one another, and Employee further agrees that Employee will not assist, encourage, permit or authorize any other person to institute a claim or action on his behalf or as part of a class action against the Company or its Affiliates, or any Employer Released Party that relates in any way to the matters released in this Agreement.

          b)    Any and all issues, disputes and questions concerning the construction, validity, interpretation and enforceability of this Agreement or the rights and obligations of the Parties hereunder (an "arbitrable dispute") shall be resolved exclusively by final and binding arbitration in Los Angeles, California, before a single experienced arbitrator licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association. This shall be the exclusive remedy for any such claim or dispute, and the Company shall pay all administrative and arbitrator's costs and fees associated with any such arbitration proceeding. Any such arbitration shall be conducted in accordance with California law regarding arbitration of employment claims. All substantive and procedural law will apply in the arbitration as if the Parties were in Court. The Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator's decision sufficiently detailed to be reviewed by a Court of law. In any arbitration hereunder, the prevailing Party shall be entitled, in addition to other remedies, to recover attorneys' fees and costs of suit. Should any Party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration, the responding Party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action. The arbitration decision may be enforced by a petition to the Superior Court for confirmation and enforcement of the award. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, either of the Parties may seek pendente lite relief in a court of competent jurisdiction in Los Angeles County, California without thereby waiving its right to arbitration of the dispute or controversy under this section. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The provisions of this Paragraph 6 shall supersede any inconsistent provisions of any prior agreement between the parties. If any part of this arbitration provision is deemed to be invalid, unenforceable or illegal, the balance of this arbitration provision shall remain in effect and shall be construed in accordance with its terms as if the invalid, unenforceable, illegal or conflicting provision were not contained herein.

          c)     It is understood and agreed that this is a compromise settlement of potential disputed claims, and the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability, responsibility or wrongdoing by any party at any time for any purpose, all of which liability, responsibility or wrongdoing are hereby denied. It is further agreed and understood that this Agreement is being entered into solely for the purpose of avoiding further expense and inconvenience.

          d)    The Parties hereby agree to make, execute and deliver such other instruments or documents, and to do or cause to be done such further or additional acts, as reasonably may be necessary to effectuate the purposes or to implement the terms of this Agreement.

          e)    The Company warrants and represents that the individual executing this Agreement on its behalf has all necessary authority to do so and that the Company has taken all necessary steps and fulfilled all conditions to make this Agreement binding upon the Company.

        7.    Miscellaneous.

          a)    This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California without regard to any conflict or choice of law rules that would result in the application of any other state's law.

          b)    Should any provision of this Agreement or any portion hereof, be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be automatically conformed to the law, if possible, or deemed not to be part of this Agreement.

          c)     The Parties to this Agreement acknowledge that they have entered into this Agreement voluntarily, without coercion and based upon their judgment and not in reliance upon any representation or promises made by the other party other than those contained or referred to herein. This Agreement incorporates and constitutes the entire agreement among the Parties regarding the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the Parties hereto with respect to the subject matter hereof, and the Parties each respectively acknowledge and agree that they have not relied on any representations or promises in connection with this Agreement not contained or referred to herein. The Parties have read this Agreement, and they are fully aware of its contents and of its legal effect and acknowledge that all promises, waivers and agreements herein are knowing and voluntary. This Agreement may not be modified or cancelled, nor may any provision with respect to it be waived, except in a writing signed by the Parties.

          d)    Each Party hereto represents and warrants to the other Parties hereto that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Agreement and they are the sole and lawful owner of all right, title and interest in and to every claim and other matter constituting the Released Matters. Each Party shall indemnify, defend and hold all other Parties harmless from and against any and all claims which may now or hereafter be made against such other Parties by virtue of any breach of the provisions of this Paragraph.

          e)    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first-above written.

DATED:
CAROL HANNAH

DATED:	HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:

Its:

HERBALIFE INTERNATIONAL, INC.
By:

Its:

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  Exhibit 10.43
SEPARATION AGREEMENT AND GENERAL RELEASE
AGREEMENTS